FORD MOTOR COMPANY
                            BENEFIT EQUALIZATION PLAN

                      (as amended as of December 18, 2000)

Section 1. Purpose.

The purpose of this Plan is to preserve certain benefits of employees under the Company's tax qualified General Retirement Plan and Savings and Stock Investment Plan for Salaried Employees by providing appropriate Equalization Benefits under this Plan in place of benefits which cannot be provided under such tax qualified plans because of limitations imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code.

Section 2. Definitions.

As used in this Plan, the following terms shall have the following meanings, respectively:

     2.01 "BEP Salary Reductions" shall mean that portion of salary at the basic salary rate which would have been credited to an employee's account before January 1, 1985 pursuant to a salary reduction agreement under paragraph V-2 of the SSIP but which by reason of Section 4l5 of the Code, exceeds salary reduction contributions that can be made by the Company on an employee's behalf under the Tax-Efficient Savings Program of the SSIP.

     2.02 "Company" shall mean Ford Motor Company.

     2.03 "Committee" shall mean the committee authorized to administer and interpret the Plan as provided in Section 6.

     2.04 The term "Contributory Service" shall have the meaning given that term in the GRP. "Distribution", "account" and "current market value" as used in
Section 3.02 of this Plan shall have the meanings given those terms as used in the SSIP.

     2.05 "ERISA " shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

     2.06 "General Retirement Plan" or "GRP" shall mean the Ford Motor Company General Retirement Plan for Salaried and Certain Other Employees, as amended from time to time.

     2.07 "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     2.08   "Limitations"   shall  mean  the   limitations  on  benefits  and/or
contributions imposed on qualified plans by Section 415 and Section 401(a)(17) of the Code.

     2.09 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

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     2.10  "Savings  and Stock  Investment  Plan" or "SSIP"  shall mean the Ford
Motor Company Savings and Stock Investment Plan for Salaried Employees, as amended from time to time.

Section 3. Equalization of Benefits.

     3.01 GRP Equalization Benefits.

     (a) A Periodic GRP Equalization Benefit shall be provided for and associated with each payment of a GRP benefit that is subject to the Limitations.

     (b) The Periodic GRP Equalization Benefit shall be equal in amount to the difference between the GRP benefit and the corresponding benefit that would be payable under the GRP without regard to the Limitations. In determining the amount of the Periodic GRP Equalization Benefit, the member's salary shall be the member's salary (as that term is defined in the GRP) plus BEP Salary Reductions for periods before January 1, 1985 which are credited under this Plan pursuant to Section 3.02(a)(ii)(C) below, but the member shall not make contributions hereunder based on such BEP Salary Reductions.

          The Periodic GRP Equalization Benefit shall be paid by the Company to the person receiving payment of the corresponding GRP benefit and, as nearly as practicable, at the same time.

     (c) As an alternative to the GRP Periodic Equalization Benefit, the Company and an employee eligible for the Periodic GRP Equalization Benefit under this Section 3.0l may agree on payment of the actuarial equivalent in a lump sum of such Periodic GRP Equalization Benefit, subject to the following conditions and such other conditions as may be determined by the Group Vice President and Chief Financial Officer, the Vice President-General Counsel and the Vice President-Human
          Resources:

          (i) The actuarial equivalent shall be determined on the basis of the interest rates and mortality tables, which would be used by the PBGC for determining the present value of liability for pensioners' benefits in the case of a terminated retirement plan under Title IV of ERISA and which are in effect in the month prior to the month when the employee's GRP benefit begins.

          (ii) The agreement must be entered into (A) prior to the year in which the employee's retirement occurs and (B) not later than six months before the actual retirement date; provided, however, that the requirement contained in Subsection (B) immediately above shall not apply to such an agreement entered into in l984 by the Company and an eligible employee who retires before July l, l985.

          (iii) The agreement once entered is irrevocable.

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          (iv) Evidence  of good  health  at the time of the  agreement  will be required.

          Payment under such lump sum agreement shall be made by the Company as soon as practicable after payment of the GRP benefit begins.

     3.02 Savings and Stock Investment Plan Equalization Benefits.

     (a) Pre-1985 Subaccount.

          The provisions of this  Subsection  3.02(a) shall apply in determining
          that  part  of  an  eligible  employee's  SSIP  Equalization   Benefit
          subaccount based on periods of service until December 31, 1984.

          (i) For an employee who made the election regarding payroll deductions provided in this Subsection, or who elected to have credited under this Plan BEP Salary Reductions, a SSIP Equalization Benefit shall be provided with respect to any class or classes of the SSIP before January 1, 1985 with respect to which Company or employee contributions were subject to the Limitations. (ii) If at any time during a plan year ending before January 1, 1985 it appeared that contributions by or on behalf of an employee (including any related Company matching contributions) to the SSIP would be subject to the Limitations, such an employee may have elected to have the Company retain in its general funds and have credited for purposes of computing a member's subaccount of the SSIP Equalization Benefit under this
               Section 3.02(a):

               (A) by payroll deduction authorization under this Plan that portion of the amount the employee had elected to contribute as employee regular savings contributions to the SSIP for such pay period (by a payroll deduction authorization in effect for such pay period under paragraph IV of the SSIP) which, when added to all other actual and projected Annual Additions as defined under paragraph XXXI of the SSIP during such plan year, exceeded the Limitations.

               (B)  that portion of regular  savings and related  earnings which
                    have  been   returned  to  the  employee   pursuant  to  the
                    provisions of paragraph XXXI of the SSIP, and

               (C)  the employee's BEP Salary Reductions.

          (iii)There has been established for each eligible employee a subaccount for periods of participation under this Section 3.02(a) under the SSIP Equalization Benefit Account. This subaccount shall be equal to the amounts retained by the Company pursuant to Section 3.02(a)(ii) of this Plan adjusted on the basis of investment performance and the member's election as to investment of funds under paragraph VIII and

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               transfer of the value of employee and Company contributions under paragraph IX of the SSIP as though contributions and credits to the member's account hereunder had been so invested less any
               withdrawals   pursuant  to  Section  3.02(a)(iv)  of  this  Plan;
               provided, however, that an election by a Company officer of investment in Company common stock shall not apply under this
               Plan  with   respect  to   contributions   pursuant   to  Section
               3.02(a)(ii) of this Plan (other than related Company matching contributions) which were made or credited hereunder by or on behalf of such Company officer; and the officer will be required to make any other investment election permitted under paragraph VIII of the SSIP with respect to such amounts.

          (iv) An employee may not withdraw any amounts in excess of the member's regular savings contributions under this Plan and may not borrow against the subaccount of the member's SSIP Equalization Benefit.

          (v) The SSIP Equalization Benefit under this Section 3.02(a) shall be equal to the amount at the time of distribution credited to the employee's subaccount of the SSIP Benefit Equalization Account as determined under Section 3.02(a)(iii) above.

     (b) Post-1984 Subaccount.

          The provisions of this Subsection 3.02(b) shall apply in determining an eligible employee's SSIP Equalization Benefit subaccount based on periods of service beginning January l, l985.

          (i) If at any time during a plan year beginning on or after January 1, 1985 contributions by or on behalf of an employee and related Company matching contributions to the SSIP are subject to the Limitations there shall be credited for purposes of computing the eligible employee's SSIP Equalization Benefit under this Section 3.02(b) an amount equal to the Company matching contributions which would have been made under the SSIP based upon the employee's SSIP elections except that such Company matching contributions cannot be made because of the Limitations. For periods on or after October 1, 1995, the Company Matching Contributions shall be made in the form of units in the Ford Stock Fund rather than shares of Ford common stock.

          (ii) There shall be established for each eligible employee a subaccount for periods of participation under this Section 3.02(b) under the SSIP Equalization Benefit Account. For periods prior to May 1, 1996, this subaccount shall be equal to the amounts credited by the Company pursuant to Section 3.02(b)(i) of this Plan adjusted on the basis of investment performance and any election by the member to transfer the value of matured Company matching contributions under paragraph 4.2 of the SSIP, as though credits to the member's account hereunder had been so invested. For periods May 1, 1996 and after, this subaccount shall be equal to the amounts credited by the Company

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                                       5

               pursuant to Section 3.02(b)(i) of this Plan and adjusted on the basis of investment performance attributable to any separate investment election made by an eligible employee (other than a Company officer) on or after May 1, 1996. The investment options for managing the subaccount shall be identical to the investment options specified in Article VIII of the SSIP, although they will have separate fund codes. Any BEP credits earned prior to May 1, 1996 will continue to be based on the same SSIP investment elections used prior to May 1, 1996 unless the eligible employee elects to reallocate or transfer all or part of the subaccount balance among other investment options available under Article XIII of the SSIP on or after May 1, 1996. Fidelity Institutional Retirement Services Company will maintain the accounts and process the elections and otherwise be the recordkeeper with respect to this subaccount. Company officers with this subaccount are not eligible to reallocate or transfer credits under the subaccount from the Ford Stock Fund to other investment options, or from other investment options to the Ford Stock Fund.

          (iii)An employee  may not  withdraw  any amounts  credited  under this
               Section 3.02(b) and may not borrow against this subaccount of the member's SSIP Equalization Benefit. This subaccount will not accept rollovers from other plans.

          (iv) The SSIP Equalization Benefit under this Section 3.02(b) shall be equal to the amount at the time of distribution credited to the employee's subaccount of the SSIP Benefit Equalization Account as determined under Section 3.02(b)(ii) above.

          (v) In the event of death of an eligible employee with an SSIP Benefit Equalization subaccount, the balance of the subaccount shall be payable to the same beneficiary as the eligible employee has designated under Article XIV of the SSIP unless the eligible employee makes a separate designation under this Plan pursuant to the rules established by the Compensation and Option Committee.

     (c)  Payment of SSIP Equalization Benefit.

          The SSIP Equalization Benefit shall be paid in cash by the Company to the employee, or if the employee is deceased, to the employee's beneficiary under the SSIP, and shall be made as soon as practicable after death, retirement or other termination of employment.

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Section 4.  Equalization Benefits Not Funded.

The Company's obligations under this Plan shall not be funded and Equalization Benefits under this Plan shall be payable only out of the general funds of the Company.

Section 5.  Amendment, Termination, Etc.

The Board of Directors of the Company shall have the right at any time to amend, modify, discontinue or terminate this Plan in whole or in part; provided, however, that no such action shall deprive any person of an Equalization Benefit under this Plan in respect of any GRP benefit or any SSIP benefit to which the member's rights shall have become vested (under the vesting provisions of the applicable Plans, without regard to any provisions limiting benefits or contributions) prior to the date of such action by the Board of Directors.

Section 6.  Administration and Interpretation of the Plan.

Full authority to administer and interpret this Plan shall be vested in the Compensation and Option Committee of the Board of Directors of the Company. The Committee is authorized from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan as it may deem necessary or advisable. Each determination, interpretation, or other action by the Committee shall be in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons.

References to Articles, Sections or paragraphs of the Code or of the GRP or of the SSIP shall be applicable to any corresponding provision of the Code or of the applicable plans containing essentially the same Limitations, in the event that the applicable Code or plan provisions shall be renumbered.

Section 7.  Visteon Corporation.

The following shall be applicable to employees of Ford who were transferred to Visteon Corporation on April 1, 2000 ("U.S. Visteon Employees") and who ceased active participation in the Plan as of June 30, 2000 after Visteon Corporation was spun-off from Ford, June 28, 2000.

          (a)  Group I and Group II Employees

               For purposes of this paragraph, a "Group I Employee" shall mean a U.S. Visteon Employee who as of July 1, 2000 was eligible for immediate normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000. A "Group II Employee" shall mean a U.S. Visteon Employee who (i) was not a Group I Employee; (ii) had as of July 1, 2000 a combination of age and continuous service that equals or exceeds sixty (60) points (partial months disregarded); and (iii) could become eligible for normal or regular early retirement under the provisions of the GRP as in effect on July 1,

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                                       7

               2000 within the period after July 1, 2000 equal to the employee's Ford service as of July 1, 2000. A Group I or Group II Employee shall retain eligibility to receive a GRP Equalization Benefit and/or a SSIP Equalization Benefit and shall receive such benefits as are applicable under the terms of the Plan in effect on the retirement date, based on meeting eligibility criteria as of July 1, 2000 with respect to GRP or SSIP participation prior to July 1, 2000.

          (b)  Group III Employees.

               For purposes of this paragraph, a "Group III Employee" shall mean a U.S. Visteon Employee who participated in the GRP prior to July 1, 2000 other than a Group I or Group II Employees. The Plan shall have no liability for a GRP Equalization Benefit and/or a SSIP Equalization Benefit payable to Group III Employees who were otherwise eligible hereunder with respect to GRP or SSIP participation prior to July 1, 2000 on or after July 1, 2000.